Exhibit 99.1
Protalix BioTherapeutics Names Tzvi Palash Chief Operating Officer
CARMIEL, Israel, September 7, 2010 — Protalix BioTherapeutics, Inc. (NYSE-Amex: PLX) today announced the appointment of Mr. Tzvi Palash as the Company’s Chief Operating Officer. In this newly created position, Mr. Palash will be responsible for overseeing the Company’s manufacturing activities and implementing the expansion phase of the Company’s facility as it transitions from a research and development organization to a fully-integrated biotechnology company.
Mr. Palash brings over 25 years of expertise in commercial operations in the healthcare industry to the Company, including experience in the planning, construction and scale-up of manufacturing facilities, product quality assurance (QA) and validation, regulatory compliance and general production oversight for biotechnology and pharmaceutical companies. Prior to joining the Company, he served as General Manager at ColBar LifeScience Ltd., a subsidiary of Johnson & Johnson, Plant Manager at C.T.S., (a drug manufacturing facility), QA manager at Teva Pharmaceutical Industries and Production Manager at Interpharm Laboratories, a subsidiary of Serono.
“Protalix is at an exciting stage in its evolution as it prepares for the anticipated launch of taliglucerase alfa for the treatment of Gaucher disease and advances its drug pipeline through clinical development. It is crucial that we continue to maintain the quality and supply of our product candidates as we embark on commercialization and continue to grow. We are delighted to have Tzvi join us, given his experience in manufacturing and commercial operations,” said Dr. David Aviezer, the Company’s President and Chief Executive Officer. “His knowledge and experience in product operations, particularly in biologics manufacturing, scale-up and quality assurance, is an important asset for Protalix.”
As General Manager at ColBar LifeScience, he was responsible for overseeing all operations, including product development and manufacturing for the Company’s Collagen based Glymatrix technology. He successfully led FDA audits for Evolence® and Ossix®, and was a member of the Global Aesthetic Management Team within the Consumer Group of Johnson & Johnson. At ColBar LifeScience, Mr. Palash led the planning, construction, scale-up and regulatory oversight of their manufacturing facility. Prior to joining ColBar LifeScience in 2001, Mr. Palash has, amongst other roles, led the planning and construction of a pharmaceutical manufacturing facility for C.T.S. and was involved in the construction and scale up of a recombinant interferon plant for Interpharm Laboratories, where he was Production Manager for human fibroblast interferon production.
Mr. Palash received a B.Sc. in Biology from the Tel Aviv University and a M.Sc. in Biochemistry from the Hebrew University, Jerusalem.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with the FDA for Gaucher disease. The Company’s new drug application (NDA) for taliglucerase alfa has been accepted by the U.S. Food and Drug Administration (FDA) and granted a Prescription Drug User Fee Act (PDUFA) action date of February 25, 2011.
Safe Harbor Statement
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others, risks relating to: the successful preclinical development of our product candidates; the completion of our clinical trials; the review process of the FDA, the EMEA, other foreign regulatory bodies and other governmental regulatory bodies, including the FDA’s and the EMEA’s review of any filings we make in connection with the treatment protocol for taliglucerase alfa and including the risk that regulatory authorities may find that the data from our clinical trials and other studies is insufficient for regulatory approval; delays in the FDA’s, the EMEA’s or other health regulatory authorities’ approval of any applications we file or refusals to approve such filings, including the NDA we filed with the FDA for taliglucerase alfa for the treatment of Gaucher disease; refusals by such regulatory authorities to approve the marketing and sale of a drug product even after acceptance of an application we file for any such drug product; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated by clinical trials of drug products, the FDA, EMEA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain approval from the FDA, EMEA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operations by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Investor Contact:
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com